Exhibit 99.2

                     SHPI Third Quarter 2003 Conference Call

                       Opening Remarks by SHPI Management


JEFF SOINSKI, President and CEO

Good afternoon, and thank you for joining our third quarter 2003 conference call. I am joined today by Dr. Donald Solomon, our Chief Operating Officer and Chief Technical Officer, Paul Evans, our Vice President, Business Development and General Counsel, and Keith Merrell, our acting Chief Financial Officer. Dr. Solomon and I will be making brief opening remarks and then we will open the call to your questions.

Before we begin the call, I must inform you that remarks made during this call contain statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. SHPI's actual results could vary materially from any forward-looking statements, since our performance is subject to a number of risk factors that are reviewed in our filings with the SEC. In compliance with SEC regulations, we do not intend to provide information on this conference call, except by way of clarification, which is not contained in our SEC filings or has not been publicly released. Statements made on this call are made as of today and are based upon information that is currently known to management. The Company disclaims any duty to update this information.

Yesterday we reported revenue of over $1 million for the third quarter, with product sales and royalties responsible for the vast majority of this revenue. This performance marks a major milestone as we continue our transition to a successful operating company, and puts us on track to more than double revenues for full year 2003 as compared to 2002. At the same time, increased revenues combined with careful management of our expenses enabled us to reduce our net loss to $322 thousand or ($0.02) per diluted share for the quarter, a significant improvement versus year-ago and the preceding quarter.

We have recently achieved another important milestone in our growth as a company. SHPI has been recommended for certification to ISO 13485:1996 and EN 46001 by its registrar, Orion Registrar, Inc. Certification to these international quality systems standards is important in that it allows us to apply for CE Marking required for product distribution in Europe and seek product registrations for LiftLoc(R) Safety Infusion Set and future OEM products in other international markets. We will also be certified to CMDCAS (Canadian Medical Device Conformity Assessment System), which will allow us to market our LiftLoc(R) product in Canada. Dr. Solomon will share more information related to this important news later in the call. However, at this point I'd like to provide a brief review of third quarter and first nine months 2003 consolidated financial results.

Third Quarter 2003 and First Nine Months 2003 Financial Results

During the third quarter of 2003, we had revenues of $1,049 thousand, an increase of $727 thousand and more than three times those reported for the same period a year-ago. Third quarter revenues represented a 21% increase as compared to those reported for second quarter 2003. Consistent with our transition to operating company status, product sales and royalty revenue accounted for 78% of our total revenue in third quarter 2003, as compared to 11% in the same period a year-ago. Our gross profit for third quarter 2003 totaled $912 thousand, representing an 87% gross profit margin and a 25% increase versus the preceding quarter.

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Operating expenses for third quarter 2003 totaled $1.25 million, an increase of
$450 thousand versus the same period a year-ago, and a decrease of 6% versus the preceding quarter. The increase versus a year-ago is related primarily to increased sales and marketing expense associated with support of our LiftLoc(R) Safety Infusion Set product line and research and development expenses associated with the commercialization of our SecureLoc(TM) platform technology. Sales and marketing accounted for 25% of total operating expense during the quarter. Research and development accounted for 54% of total operating expense for the quarter. And, general and administrative expense accounted for 21% of total operating expense.

Our net loss from operations for the third quarter of 2003 was $322 thousand, an improvement of $186 thousand or 37% versus a year-ago, and an improvement of 43% versus the preceding quarter. This relates to a net loss per diluted share of $(0.02), as compared to $(0.03) for the year-earlier period and the preceding quarter. For comparison purposes, the net loss of $(0.03) per share for the year-earlier period does not include a preferred stock deemed dividend related to a beneficial conversion feature. Reported net loss per diluted share for the year-earlier period after accounting for this deemed dividend was $(0.21).

Revenues for the first nine months of 2003 totaled $2.4 million, an increase of $1.5 million and more than double those reported for the year-earlier period. Gross profit for the first nine months of the year totaled $2.1 million, representing an 86% gross profit margin. Operating expenses for the period totaled $3.8 million, an increase of $1.1 million or 42% as compared to a year-ago, with sales & marketing expense related to LiftLoc(R) Safety Infusion Set responsible for the majority of this increase. Net loss for the first nine months of 2003 totaled $1.6 million, an improvement of $316 thousand or 16% as compared to a year-ago. Net loss per diluted share was $(0.09) in the first nine months of the year, as compared to $(0.11) in the year-earlier period excluding the preferred stock deemed dividend mentioned earlier. Reported net loss per diluted share for the year-earlier period after accounting for this deemed dividend was $(0.29).

Current assets at September 30, 2003 were $3.9 million, including cash and cash equivalents of $3.2 million. We continue to carefully manage these resources and are making solid progress in moving the company toward profitability on an operating basis.

Product Portfolio

At this point, I'd like to provide a brief update on the progress we have made with our marketed products since our last conference call.

The Kendall division of Tyco Healthcare continues to build sales volume for the Monoject Magellan(TM) safety syringe needle product line, reporting steadily increasing sales on a quarter-to-quarter basis. Monoject Magellan(TM) is Kendall's premier safety syringe needle. And, they continue to prioritize this product line in their marketing programs. Based upon the competitively differentiated features and benefits of this product line and Kendall's sales and marketing emphasis, we expect continued strong growth of the Monoject Magellan(TM) franchise throughout the remainder of this year and in the coming quarters.

Building on this initial success, we anticipate the near term extension of the Monoject Magellan(TM) brand with the market launch of a proprietary line of safety blood collection products, based upon the FlexLoc(R) technology. This product line is unique in that it combines the FlexLoc(R) integral safety needle device with a one-piece blood collection barrel. Since the barrel is integral to the needle assembly, it ensures that a new barrel is used for each patient to help prevent cross-contamination and protect both the healthcare worker and patient. We licensed this product line to Kendall in 2002, a 510(k) has already been allowed, and development and commercialization work has recently been completed. Based upon Kendall's track record with the Monoject Magellan(TM) safety syringe needle, we expect that they will make the Monoject Magellan(TM) safety blood collection product line an important new entry in the $130 million U.S. blood collection needle market.

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In the third quarter, we have continued to focus our own sales and marketing efforts on extending the market penetration of LiftLoc(R) Safety Infusion Set, our proprietary safety Huber needle product line. As our first OEM product, the continued growth and success of this product line is of primary importance. Our emphasis has been on supporting our OEM private label customers in the market place, with Bard Access Systems focused on the acute care market and Exel International focused on the broad alternate site market. We began shipping product to Exel, one of the largest U.S. marketers of conventional Huber needles, under a five-year OEM supply agreement in July. Since that time, we have completed training their sales personnel and distributors, have supplied marketing materials, and have maintained a close working relationship to help them build momentum quickly as they introduce this important new product to their customers. In addition, we have continued to build sales of our SHPI-branded product with our extended distribution network, including PSS, Medline and Cardinal Health.

At the same time, we have continued to work hard to extend our reach with clinicians and generate new sales opportunities for our customers and distributors. We exhibited at the National Association of Vascular Access Nurses ("NAVAN") conference in September, the Association of Pediatric Oncology Nurses ("APON") in October, and the large Oncology Nurses Society ("ONS") show earlier this month. We expect that this investment will contribute to continued growth of the LiftLoc(R) product line in the U.S. over the coming quarters.

Royalty reports for TAP Pharmaceutical Products' Lupron Depot(R) with LuproLoc(TM) (the first pharmaceutical product to utilize our integral safety needle device for pre-filled syringes) continue to be very strong. Based upon the positive response to our integral pre-filled syringe safety needle on Lupron Depot(R), we are exploring opportunities for applying this technology to other pharmaceutical products.

At this point, I'd like to turn the call over to Don Solomon, our Chief Operating Officer and Chief Technical Officer, for a brief review of recent operational and R&D activities.

DONALD SOLOMON, Ph. D., COO & CTO

Thank you, Jeff. As mentioned earlier in the call, SHPI has successfully completed our ISO audit and has been recommended by our registrar, Orion Registrar, Inc., for certification to ISO 13485:1996 and EN 46001 international quality systems standards. These certifications represent that our development processes meet the requirements for medical product development and incorporate into our quality control procedures the rigid requirements of these internationally recognized standards. These standards will help ensure high quality in design, development, manufacturing, delivery, and service to customers for the products produced by SHPI.

ISO 13485:1996 and EN 46001 certification are a prerequisite to apply for CE Marking required for product distribution in Europe and to seek product registrations in other international markets. We have already completed our application for CE Marking, and anticipate obtaining the CE Mark for LiftLoc(R) in the first quarter of 2004. With this important development, we are currently defining our strategy for the initial targeted launch of the LiftLoc(R) product line into select international markets some time next year.

We have also been notified that we will be certified to the CMDCAS (Canadian Medical Device Conformity Assessment System) Health Canada Medical Device Requirement, which will allow us to market our LiftLoc(R) product line in Canada. We have anticipated this certification and are currently in the process of developing our distributor relationships for market launch into Canada in the near term.

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Since our last conference call, we have also made significant progress in developing and commercializing product applications of our SecureLoc(TM) platform technology. As most of you know, SecureLoc(TM) is our proprietary safety needle solution for long needles and catheter introducers. The initial safety needle products to incorporate this technology are in the spinal and epidural needle categories. In August, we executed a worldwide, exclusive development and license agreement for these product applications with BD, a market leader in the spinal and epidural field and an innovator in providing safety-engineered needle solutions across a broad range of categories. Working in partnership with BD, we are making rapid progress in the development and commercialization of these important new products.

One of the most compelling aspects of the SecureLoc(TM) technology is its applicability to a wide range of product areas, many currently without a viable safety solution. In addition to our on-going development program targeting the $255 million U.S. safety IV catheter market, we have identified opportunities and initiated development programs targeting multiple biopsy needle and safety introducer markets. We see these products as providing a rich pipeline of potential OEM supply and licensing candidates for our continued growth as a technology leader in the safety needle field, and look forward to reporting our progress in the development of these important new product applications.

JEFF SOINSKI
Thank you, Don. At this point, I'd like to open the call for questions. The moderator will come back onto the line to explain the procedure for this part of the call.

Q&A SESSION

(Available until November 20, 2003 by dialing (800) 475-6701 in the U.S. and
(320) 365-3844 internationally and entering access code: 703840)

JEFF SOINSKI

Thank you for joining our third quarter 2003 conference call. And, thank you for your continued support. We will conduct our next call in conjunction with our fourth quarter and year-end 2003 earnings release, and will issue a press release with call-in information at least one-week prior to the call. In the meantime, I invite you to review our recent 10-QSB and 10-KSB filings and visit our website at www.shpi.com for a transcript of the opening remarks of this call and to learn more about our company.

These remarks contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic conditions, risks in product and technology development, the effect of the Company's accounting policies and other risk factors detailed in the Company's SEC filings. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included on certain forms the Company files with the Securities and Exchange Commission.